Exhibit 12



Atlantic City Electric Company
SEC Registration Method
Ratio of Earnings to
Fix Charges





                                   Years Ended December 31,
                                1991          1992        1993

Net Income                  $  107,428    $  107,446   $ 109,026

Federal Income Taxes
 Current                    $   37,759    $   33,661   $  29,680
 Deferred                        3,957        16,064      18,747
 Investment Tax Credits-net     (2,537)       (2,534)     (2,534)

Total Taxes                 $   39,179    $   47,191   $  45,893


Fixed Charges
  Interest on long term
    debt                    $   49,081    $   50,719   $  56,279
  Amortization of debt
    expense, discount &
    premium, net                 2,520         2,565       3,106
Interest on short term
   debt                          1,946         1,579       1,421
Other interest expense           1,179         1,099         212
Interest factors associated
  with rentals                   5,551         4,177       3,884

Total Fixed Charges         $   60,277    $   60,139   $  64,902

Earnings before income
  taxes and fixed
  charges (a)               $  205,279    $  213,716   $ 218,950

Ratios of earnings to
Fixed Charges                    3.41          3.55         3.37


(a) Excludes the amount of capitalized interest associated with fixed charges.
Atlantic City Electric Company
SEC Registration Method
Ratio of Earnings to
Fix Charges





                                   Years Ended December 31,
                                1994          1995        1996

Net Income                  $   93,174    $   98,752   $  75,017

Federal Income Taxes
 Current                    $   30,014    $   32,458   $  35,510
 Deferred                        8,650        18,230       3,982
 Investment Tax Credits-net     (2,534)       (2,534)     (2,534)

Total Taxes                 $   36,130    $   48,154   $  36,958


Fixed Charges
  Interest on long term
  debt                      $   53,747    $   56,547   $  56,111
  Amortization of debt
    expense, discount &
    premium, net                 3,599         3,782       3,918
Interest on short term
   debt                          1,778         3,081       4,597
Other interest expense            (664)         (531)      1,649
Interest factors associated
  with rentals                   4,148         4,364       4,019

Total Fixed Charges         $   62,608    $   67,243   $  70,294

Earnings before income
  taxes and fixed
  charges (a)               $  190,884    $  212,777   $ 181,178

Ratios of earnings to
Fixed Charges                    3.05          3.16        2.58


(a) Excludes the amount of capitalized interest associated with fixed charges.